Exhibit 99.1

Contact: Marie Castro (858) 560 -3399 News Release

REMEC Announces Second Quarter FY 2005 Results

SAN DIEGO, CA — September 8, 2004 — REMEC, Inc. (NASDAQ: REMC), today announced financial results for its second quarter of fiscal year 2005, which ended July 30, 2004. Net sales from continuing operations for the three months ended July 30, 2004 increased 35.6% to $108.8 million as compared to $80.2 million for the quarter ended August 1, 2003.

For the quarter ended July 30, 2004 the Company reported a net loss of $76.5 million or $1.23 per share which included a goodwill impairment charge of $62.4 million. This loss compares to a loss of $3.6 million in the prior year second quarter. “While the business environment in the wireless industry remains challenging, we believe that we are making good progress in realigning our businesses to achieve profitability,” stated Tom Waechter, REMEC’s new President and CEO. He continued, “We conducted an impairment analysis of the goodwill associated with our commercial wireless business and determined that it should be written off in its entirety. This $62.4 million non-cash charge reflects the significant downward profit challenges in the wireless marketplace resulting from industry overcapacity and our continuing losses. Additionally, approximately $5 million of our second quarter loss is attributable to actions directly related to our drive to profitability. We believe that a significant portion of these expenses will not recur.” Mr. Waechter went on to say, “We are reporting discontinued operations this quarter. During the quarter we entered into negotiations to sell two of our non-core businesses, one of which sold in August for $3 million plus notes. The second is expected to sell during the third quarter. We are exploring a number of strategic and financing alternatives, including the sale of additional business units and have engaged a financial advisor to assist us in this process. Our shareholder value enhancement actions are expected to generate significant levels of cash and to place the Company on a solid financial and operational footing.”

Commercial Wireless Systems’ net sales were $84.5 million for the three months ended July 30, 2004, up 40.3% from the comparable year earlier quarter. Net sales in the Defence & Space segment rose 21.4%, to $24.3 million as compared to $20.0 million for the prior year second quarter. Revenues in the Defence & Space segment continue to grow and the backlog of orders continues to exceed twelve months of sales.

Company Gross profits for the quarter of $9.9 million, or 9.1% of sales, were negatively impacted by the low-to-negative margins on our new amplifier and filter products and not yet obtaining the benefit of the

China bill of materials on the filter products that have been moved from Finland to China. Additionally there were approximately $4 million in charges related to asset write-offs and severance costs. Zero value inventory sales were $0.6 million for the quarter. The prior year second quarter gross profit of $19.9 million, or 24.8% of sales, included $2.8 million of zero value inventory sales and had the benefit of stronger margins in essentially all business segments.

Selling, general and administrative expenses, or SG&A, decreased from 14.4% of sales for the three months ended August 1, 2003 to 13.0% of sales for the three months ended July 30, 2004. SG&A costs totalled $14.2 million for the three months ended July 30, 2004 as compared to $11.6 million for the comparable prior year quarter, an increase of $2.6 million. The increase was primarily due to an increase of bad debt reserves, expenses for strategic consulting, and the Company’s Sarbanes-Oxley implementation project.

Research and development expenses decreased $1.3 million, or 10.5%, for the three months ended July 30, 2004 as compared to the comparable prior year quarter. Expenses were $11.8 million in the prior year period, which compares to $10.5 million for the three months ended July 30, 2004. The decrease was primarily due to improved cost controls. As a percentage of net sales, research and development expenses decreased to 9.7% for the three months ended July 30, 2004 compared to 14.7% in the comparable prior year.

The Company’s cash and short-term investments balances as of July 30, 2004 totalled $26.4 million, a decrease of $8.1 million from the prior quarter. During the quarter REMEC’s revolving line of credit with Silicon Valley Bank was increased to $30 million under two-year agreement which is secured by substantially all of the Company’s domestic assets, principally trade receivables and inventory. Approximately half of this line is available for funding operating requirements, the balance is absorbed by the line coverage required by currency hedging and letters of credit.

For more information

Management will be holding a conference call to discuss quarterly earnings on September 8th, at 2:00 p.m. Pacific Daylight Time (Los Angeles). To participate on the conference call within the U.S., please call (800) 263-8506, confirmation code 948683. From outside the U.S., please call (719) 457-2681, confirmation code 948683, ten minutes prior to the scheduled time of the call. A simultaneous webcast of the call will also be provided by the company. Log onto the company’s website at www.remec.com, then, click on “Live Webcast-Q2 Earnings Call.”

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defence electronics applications.

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

REMEC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three months ended		Six months ended
	July 30, 2004	August 1, 2003	July 30, 2004	August 1, 2003
Net sales	$108,755	$80,196	$218,689	$153,795
Cost of sales	98,807	60,302	190,734	117,385

Gross profit	9,948	19,894	27,955	36,410
Operating expenses:
Selling, general and administrative	14,199	11,611	27,545	24,345
Research and development	10,542	11,775	22,225	23,660
Impairment of goodwill	62,400	—	62,400	—
Restructuring (reversals)/charges	(765)	378	(765)	378

Total operating expenses	86,376	23,764	111,405	48,383

Loss from continuing operations	(76,428)	(3,870)	(83,450)	(11,973)
Gain on sale of facility	—	945	—	945
Interest income and other, net	463	777	312	2,800

Loss before income taxes	(75,965)	(2,148)	(83,138)	(8,228)
Income taxes	7	555	10	555

Loss from continuing operations	$(75,972)	$(2,703)	$(83,148)	$(8,783)

Loss from discontinued operations, net of tax	(500)	(855)	(423)	(1,886)

Net loss	$(76,472)	$(3,558)	$(83,571)	$(10,669)

Basic net loss per common share:
Loss from continuing operations	$(1.22)	$(0.05)	$(1.34)	$(0.15)
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.03)

	$(1.23)	$(0.06)	$(1.35)	$(0.18)

Diluted net loss per common share:
Loss from continuing operations	$(1.22)	$(0.05)	$(1.34)	$(0.15)
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.03)

	(1.23)	(0.06)	(1.35)	(0.18)

Shares used in computing net loss per common share:
Basic	61,965	58,520	61,884	57,944

Diluted	61,965	58,520	61,884	57,944

REMEC, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	July 30, 2004	January 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,856	$44,783
Short-term investments	4,494	10,296
Accounts receivable, net	79,607	64,194
Notes and other receivables	7,212	7,708
Inventories, net	64,643	75,850
Net assets of discontinued operations	8,841	10,905
Other current assets	6,963	3,481

Total current assets	193,616	217,217

Property, plant and equipment, net	$68,864	$75,503
Restricted cash	571	569
Goodwill, net	3,018	65,275
Intangible assets, net	2,824	3,257
Other assets	2,229	2,576

	$271,122	$364,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,894	$59,855
Accrued expenses and other current liabilities	45,030	47,401

Total current liabilities	95,924	107,256

Deferred income taxes and other long-term liabilities	$4,817	$3,999
Shareholders’ equity	$170,381	$253,142

	$271,122	$364,397